Exhibit 10.1

1H2009 Executive Bonus Plan

This plan document outlines the 1H2009 Executive Bonus Plan (“the Plan”).

PLAN OBJECTIVES

•	Align the compensation of executive management to key financial drivers.

•	Provide variable pay opportunities and targeted total cash compensation that is competitive within our labor markets.

•	Increase the competitiveness of executive pay without increasing fixed costs, making bonus payments contingent upon organizational and individual success.

•	Create internal consistency and standard guidelines among the executive peer group.

EFFECTIVE DATE

The Plan is effective on January 1, 2009. However, the Plan may be changed at any time at the sole discretion of the Compensation Committee of the Board of Directors.

PARTICIPATION ELIGIBILITY, PERFORMANCE PERIODS, AND PAYMENT TIMING

The positions eligible for the Plan for 2009 are listed below, along with the period for performance measurement and the timing of bonus payments:

Title	Performance Period	Payment Timing
President & CEO	Quarterly	Annual
Chief Financial Officer & Treasurer	Quarterly	Semiannual
Chief Technology Officer	Quarterly	Quarterly
VP Distribution & Business Development	Quarterly	Quarterly
VP of Corporate Development & Chief Strategy Officer	Quarterly	Quarterly
General Counsel & Secretary	Quarterly	Semiannual
Chief Accounting Officer	Quarterly	Semiannual

If the executive leadership team changes composition, any additions to the Plan will be recommended by the CEO and approved by the Compensation Committee.

Payment of the actual bonuses under the Plan will be made no later than: (i) the 15th day of the third month following the end of the Company’s fiscal year in which the bonus was earned, or (ii) March 15th of the year following the calendar year which the bonus was earned.

BONUS TARGETS

The participant’s annual bonus target will be between 30% and 100% of annual base salary. The participant’s individual bonus target will be determined at the Compensation Committee’s discretion based on a combination of factors including current-year operating plan challenges and risks, market pay competitiveness, and the past performance of the incumbent. The bonus target will also be set in accordance with the participant’s employment agreement.

2009 Executive Bonus Plan

PLAN DESIGN

The Plan will have the following financial bonus components with the associated weightings, measurement periods, payment scales, and bonus achievement percentages:

Bonus Component	Weighting	Measurement Period	Executive Bonus Payment Scale	Bonus Achievement Percentage
Revenue	50%	Quarterly	Financial Performance	0% - 150%
Adjusted EBITDA	50%	Quarterly	Financial Performance	0% - 150%

Revenue and EBITDA Financial Targets

“Revenue” will be the total consolidated revenue that is reported externally by InfoSpace, Inc. “Adjusted EBITDA” will be earnings before interes, taxes, depreciation, and amortization, adjusted for non-recurring and non-operational cost items.

Revenue and EBITDA Bonuses

For 2009, the Executive Bonus Payment Scale below will be used to calculate the Revenue and Adjusted EBITDA bonuses on a quarterly basis.

Bonus Achievement Table

Performance Level	Revenue or Adjusted EBITDA Performance vs. Target	Bonus Achievement Percentage
Below Threshold	0% - 79%	0%
Threshold	80% - 84%	65%
	85% - 89%	70%
	90% - 94%	75%
	95% - 99%	90%
Target	100% - 114%	100% - 114%
Acceleration	115%	120%
	116% - 145%	121% - 150%
Maximum	> 145%	150%

•	Rounding. Performance results will be rounded up to the nearest whole percentage point. For example, if the calculated performance achievement percentage is 89.1%, it will be rounded up to 90%.

•

Minimum Performance Threshold. There will be no payout for the revenue or EBITDA component if the financial target is not at least 80% achieved. However, if the threshold for one financial target is not achieved, a bonus may still be earned on the other financial component, provided performance for that measure exceeds the 80% threshold.

•	80% - 99% Threshold. For any achievement of the revenue or EBITDA component between 80% and 99% of the related target, between 65% and 90% of the bonus for the related component will be earned.

2009 Executive Bonus Plan

•	Acceleration. For each whole percentage point of performance that exceeds 115% of target, the bonus achievement percentage will be 5% above the performance percentage, up to a maximum of 150%.

Financial bonus amounts will be calculated and accrued on a quarterly basis, but actual bonus payments will be made in accordance with the payment timing listed by position on page one.

Individual Performance: MBO Achievement

The CFO, CTO, CAO, General Counsel, Vice President of Distribution & Business Development, and Vice President of Corporate Development & Chief Strategy Officer must achieve individual performance objectives (MBOs) to receive full bonus payments. MBOs will be prepared semiannually, and the Compensation Committee will review and approve the MBOs for each executive.

•	If an executive does not achieve at least 50% of his or her written MBOs, he or she will not earn a bonus payment for the period.

•

If an executive achieves more than 50%, but less than 100% of the written MBOs, the CEO may reduce the financial bonus payout accordingly. The CEO has discretion to reduce the bonus by 5%-50% to reflect his assessment of the individual’s performance shortfall.

EMPLOYMENT REQUIREMENTS

In order to be eligible for a bonus payment under the Plan, and for a bonus to be considered to be earned under the Plan, participants must be employed for the entire performance period.

If an executive resigns on good terms, exercises termination for good reason, or takes an approved leave of absence during the performance period, the CEO has the discretion to recommend to the Compensation Committee to pay a partial bonus if the executive worked a significant portion of a performance period and achieved the majority of the MBOs, subject to the terms of any written employment agreement.

For executives who join the company after the beginning of a performance period but before the last 60 days of it, he or she may be eligible for prorated participation at the sole discretion of the CEO.

APPROVAL

All bonus payments made to executives will be submitted to the Compensation Committee for final approval. The Compensation Committee may adjust the final bonus amount as it deems appropriate. The Committee has complete discretion to adjust bonus awards to reflect changes in the industry, company, the executive’s job duties or performance, or any other circumstance the Committee determines should impact bonus awards.